Exhibit 10.2

EXECUTION VERSION

SECURITY AGREEMENT

dated as of

September 30, 2016,

between

NEW YORK KNICKS, LLC

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Table of Contents

		Page
ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Other Defined Terms	2

ARTICLE II

Pledge of Securities

SECTION 2.01.	Pledge	6
SECTION 2.02.	Delivery of the Pledged Collateral	7
SECTION 2.03.	Representations, Warranties and Covenants	8
SECTION 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	10
SECTION 2.05.	Registration in Nominee Name; Denominations	10
SECTION 2.06.	Voting Rights; Dividends and Interest, etc	11

ARTICLE III

Security Interests in Personal Property

SECTION 3.01.	Security Interest	13
SECTION 3.02.	Representations and Warranties	15
SECTION 3.03.	Covenants	17
SECTION 3.04.	Other Actions	20
SECTION 3.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	22
SECTION 3.06.	Collection Account	23
SECTION 3.07.	Debt Service Account	24
SECTION 3.08.	Exclusions	25

ARTICLE IV

Remedies

SECTION 4.01.	Remedies upon Default	25
SECTION 4.02.	Application of Proceeds	27
SECTION 4.03.	Grant of License to Use Intellectual Property	30
SECTION 4.04.	Securities Act, etc	30

Contents, p. i

Schedules

Schedule 1	Names
Schedule 2	Current Locations
Schedule 3	Filings
Schedule 4	Stock Ownership and Other Equity Interests
Schedule 5	Debt Instruments
Schedule 6	Owned Property
Schedule 7	Intellectual Property

Contents, p. ii

SECURITY AGREEMENT, dated as of September 30, 2016 (this “Agreement”), between NEW YORK KNICKS, LLC, a Delaware limited liability company (the “Grantor”), and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”).

Reference is made to the Credit Agreement, dated as of September 30, 2016 (such agreement, as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantor, as Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Agent. The Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement or the Credit Agreement have the meanings specified therein; the term “Instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to the Grantor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Cash Dominion Period” means each period (a) commencing on any day when a Section 2.08(b) Prepayment Event shall have occurred and continuing until the first day thereafter on which no Section 2.08(b) Prepayment Event shall exist, or (b) commencing on any day when an Event of Default shall have occurred and continuing until the first day thereafter on which no Event of Default shall exist and the Agent shall have received a certificate to that effect from a Financial Officer.

“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent Costs” has the meaning assigned to such term in Section 4.02 of this Agreement.

“Collection Account” means the deposit account maintained with the Collateral Agent (account no. 880313601, Attention of Philip Mousin) for the purpose of receiving and disbursing all Grantor Collections.

“Commingled Assets” means any assets or properties in which the Grantor has any right, title or interest that are not exclusively associated with its Membership, including receipts in which the Grantor has any right, title or interest (including in respect of sponsorship and signage, suite and premium club fees, food and beverage, and merchandise, and that are held in any account which contains receipts of the same nature and in which any Affiliate of the Grantor (other than a Subsidiary of the Grantor) has any right, title or interest), together with any proceeds of the foregoing; provided that Core Collateral shall not constitute Commingled Assets.

“Control Agreement” means, with respect to the Collection Account, a “springing” control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by the Grantor, the Collateral Agent and the depositary bank with which such account is maintained.

“Copyright License” means any written agreement granting any right to any third party under any Copyright owned by the Grantor or that the Grantor otherwise has the right to license, or granting any right to the Grantor under any Copyright owned by any third party, and all rights of the Grantor under any such agreement, in each case, to the extent that such agreement relates to any right or obligation with respect to any such Copyright, but excluding any other rights or obligations under such agreement.

“Copyrights” means: (a) all copyright rights in any work subject to the copyright laws of the United States, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 7.

“Core Collateral” means all of the following items of Collateral: (a) the Membership Rights, (b) the Visual Media Revenues payable to the Grantor under (or in respect of) League Visual Media Contracts and rights in respect thereof, (c) the Distributable Visual Media Revenues payable to the Grantor under (or in respect of) League Visual Media Contracts and rights in respect thereof, (d) the Local Visual Media Contracts and the Visual Media Revenues in respect thereof, (e) the Collection Account and any amounts held therein, (f) the Debt Service Account and any amounts held therein, (g) all Trademarks set forth in Schedule 7A, (h) the right of the Grantor to play home NBA basketball games and to sell general admission tickets thereto under the NBA Constitution or otherwise, (i) any Expansion Revenues, and (j) any Pledged Stock constituting Equity Interests issued by (i) any NBA Entity (other than WNBA, LLC) or (ii) any Subsidiary of the Grantor that owns or holds any Core Collateral, in each case owned by the Grantor. For the avoidance of doubt, “Core Collateral” shall not include the Proceeds of Collateral constituting Core Collateral, except to the extent such Proceeds otherwise are Core Collateral within any of clauses (a) through (j) for so long as such Proceeds are within any of such clauses and not the further Proceeds thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Credit Agreement Obligations” has the meaning given to such term in the definition of “Secured Obligations”.

“Debt Service Account” means the deposit account administered by, and maintained with and in the name of, the Collateral Agent (account no. 880330688, Attention of Philip Mousin) for the purpose of receiving, holding and disbursing the Debt Service Reserve Amount or any other amounts required to be deposited therein by the Grantor pursuant to Section 2.19(a) of the Credit Agreement.

“Employee Contracts” means any agreements or contracts, whether in writing or otherwise, to which the Grantor is a party relating to the employment of coaches, players and other personnel, and all rights of the Grantor thereunder, but excluding any Employee Contracts constituting Commingled Assets.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding, for the avoidance of doubt, Membership Rights.

“Facility” means the credit facility established pursuant to the Credit Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04 of this Agreement.

“Foreclosure Event” means the occurrence of any Event of Default and, as a result thereof, the occurrence of (a) the acceleration (including any automatic acceleration in connection with any bankruptcy or insolvency proceeding) of the maturity of the principal amount of any Loan under the Credit Agreement or (b) the commencement of (or the election to commence) the exercise of remedies in respect of the Collateral.

“General Intangibles” means, collectively, (a) all “general intangibles” (as defined in the New York UCC) and (b) all other choses in action and causes of action and all other intangible personal property of the Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by the Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantor” means the Borrower and any Subsidiary of the Borrower that, from time to time, executes a Subsidiary Security Joinder Agreement.

“Grantor Collections” means all cash collections and other Proceeds in respect of (a) Visual Media Revenues and Distributable Visual Media Revenues derived from League Visual Media Contracts with respect to the Grantor and pledged as Collateral by the Grantor hereunder, whether received by the NBA or an NBA Entity, in either case as agent for the Grantor under the League Visual Media Contracts, by the Grantor directly or by any other Person and (b) Local Pledged Revenue Receipts derived from Local Visual Media Contracts pledged as Collateral by the Grantor hereunder, whether received by the Grantor directly or by any other Person.

“Intellectual Property” means all intellectual property of every kind and nature, including Patents, Copyrights, Licenses, Trademarks, trade secrets, including any confidential or proprietary technical and business information, know-how, show-how or other data or information to the extent that any such data or information constitutes a trade secret under applicable Law, rights in inventions, and rights in software and databases and embodiments or fixations thereof.

“License” means any (a) Patent License, (b) Trademark License, (c) Copyright License or (d) other license or sublicense agreement granting to any third party any right to use any Intellectual Property owned by the Grantor or that the Grantor otherwise has the right to license, or granting to the Grantor any right to use any Intellectual Property owned by any third party, and all rights of the Grantor under any such agreement, in each case, to the extent that such agreement relates to any right or obligation with respect to any such Intellectual Property, but excluding any other rights or obligations under such agreement that do not affect or modify the rights of the Grantor to any Intellectual Property under such agreement.

“Membership Rights” means the Grantor’s Membership and all membership rights of the Grantor in the NBA that are granted by the NBA equally to each of the Members, including the right to field and operate a basketball team in the NBA and the right to elect a member of the NBA Board of Governors, whether or not in writing or evidenced by a membership or other certificate.

“NBA Obligations” has the meaning assigned to such term in the NBA Consent Letter as of the date hereof.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Core Collateral” means any Collateral other than the Core Collateral.

“Patent License” means any written agreement granting to any third party any right to use any Patent owned by the Grantor or that the Grantor otherwise has the right to license, or granting to the Grantor any right to use any Patent owned by any third party, and all rights of the Grantor under any such agreement, in each case to the extent that such agreement relates to any right or obligation with respect to any such Patent, but excluding any other rights or obligations under such agreement.

“Patents” means (a) all patents issued by, and patent applications filed with, the United States Patent and Trademark Office, including those listed on Schedule 7, and (b) all reissues, continuations, divisions, continuations-in-part, renewals and extensions thereof.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

“Section 2.08(b) Prepayment Event” means any Default under the Credit Agreement resulting from the Grantor’s failure to comply with Section 2.08(b) of the Credit Agreement.

“Secured Obligations” means (a) the due and punctual payment by the Grantor of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans under the Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for payment or otherwise, and (ii) all other monetary obligations of the Grantor to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations (other than Loans under the Credit Agreement) incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Grantor under or pursuant to the Credit Agreement and each of the other Loan Documents (the foregoing clauses (a) and (b) are collectively herein referred to as the “Credit Agreement Obligations”), (c) the due and punctual payment and performance of all obligations of the Grantor under each Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with (or assigned to) any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (or assigned) (the “Swaps Obligations”), and (d) the NBA Obligations.

“Secured Parties” means (a) the Lenders, (b) the Agent under the Credit Agreement and the Collateral Agent , (c) each counterparty to any Swap Agreement with the Grantor that either (i) is in effect on the Effective Date if such counterparty is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date if such counterparty is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into, and (d) the successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Tickets Rights” means all tickets, ticket rights, ticket holder lists and ticket issuance arrangements relating to admission to NBA basketball games, whether home or away and whether involving pre-season, regular season or post-season games but excluding, for the avoidance of doubt, any Commingled Assets in respect thereof.

“Trademark License” means any written agreement granting to any third party any right to use any Trademark owned by the Grantor or that the Grantor otherwise has the right to license, or granting to the Grantor any right to use any Trademark owned by any third party, and all rights of the Grantor under any such agreement, in each case to the extent that such agreement relates to any right or obligation with respect to any such Trademark, but excluding any other rights or obligations under such agreement.

“Trademarks” means: (a) all trademarks, service marks, trade names, company names, trade dress, logos, Internet domain names and other source or business identifiers of like nature (e.g., designs that identify the origin of a product or service) that are eligible for trademark protection under applicable Law, including registrations and applications therefor in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, including those listed on Schedule 7, and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured

Parties, a security interest in, all of the Grantor’s right, title and interest in, to and under (a) (i) the shares of capital stock and other Equity Interests owned by it and listed on Schedule 4 and (ii) any other Equity Interests exclusively associated with its Membership (including the Grantor’s interests in NBA Properties, Inc., NBA Media Ventures, LLC and other NBA affiliated entities) or constituting Core Collateral, in each case, obtained in the future by the Grantor (collectively, the “Pledged Stock”); (b)(i) the debt securities listed opposite the name of the Grantor on Schedule 5, (ii) any debt securities in the future issued to the Grantor exclusively associated with its Membership (including the Grantor’s interests in NBA Properties, Inc., NBA Media Ventures, LLC and other NBA affiliated entities) and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”), it being understood and agreed that the Pledged Debt Securities shall not include debt securities issued to the Grantor by its Affiliates; (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.06, all rights and privileges of the Grantor that are described in Section 2.06 with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties; subject, however, to the terms, covenants and conditions set forth in this Agreement and the other Loan Documents.

SECTION 2.02. Delivery of the Pledged Collateral. (a) The Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all certificated Pledged Securities representing or evidencing (i) any Pledged Stock constituting Equity Interests issued by (x) any NBA Entity or (y) any Subsidiary of the Grantor, in each case owned by the Grantor and (ii) any Pledged Debt Securities in a principal amount in excess of $5,000,000 (other than Eligible Investments); provided, that any promissory note or other instrument shall be returned to the Grantor upon request of the Grantor in conjunction with the repayment in full of the indebtedness evidenced thereby or the transfer of such Pledged Securities in a transaction that is not prohibited by the Credit Agreement or any other Loan Document.

(b) The Grantor will cause any Pledged Debt Securities in a principal amount in excess of $5,000,000 (other than Eligible Investments) owed to the Grantor by any Person (other than an Affiliate of the Grantor) to be evidenced by a duly executed promissory note, which promissory note shall be pledged and delivered to the Collateral Agent pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent to the extent required by Section 2.02(a), to the extent permitted by the NBA Consent Letter, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule 4 and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) (i) as of the date hereof, Schedule 4 correctly sets forth all Equity Interests owned by it and exclusively associated with its Membership or constituting Core Collateral and (ii) as of the date hereof, Schedule 5 correctly sets forth all debt securities and promissory notes exclusively associated with its Membership in a principal amount in excess of $5,000,000 (other than Eligible Investments), and, with respect to such Pledged Stock, sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented thereby;

(b) any Pledged Stock issued by Persons Controlled by the Grantor has been, and, to the knowledge of the Grantor, any other Pledged Stock and the Pledged Debt Securities have been, duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock representing capital stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject as to enforceability to bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity;

(c) except for the security interests granted hereunder, the Grantor (i) is and, subject to any assignments or transfers made in compliance with the Loan Documents, and, in the case of the Pledged Debt Securities, until the repayment or discharge thereof in full, will continue to be, the direct owner, beneficially and of record, of the Pledged Securities set forth in Schedule 5 as owned by the Grantor, (ii) holds the same free and clear of all Liens (other than Liens expressly permitted under Section 5.09 of the Credit Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, in each case other than (x) Liens created by this Agreement, (y) Liens expressly permitted under Section 5.09 of the Credit Agreement and (z) assignments or transfers made in compliance with the Loan Documents and (iv) subject to Section 2.06, will cause any and all Pledged Collateral, whether for value paid by the Grantor or otherwise, to be forthwith pledged or collaterally assigned hereunder and, in the case of (A) any certificated Pledged Stock representing Equity Interests of (1) any NBA Entity or (2) any Subsidiary of the Grantor, in each case owned by the Grantor, and (B) any Pledged Debt Securities in a principal amount in excess of $5,000,000 (other than Eligible Investments) to be forthwith delivered to the Collateral Agent; provided, that any such Pledged Debt Securities shall be returned to the Grantor upon request of the Grantor in conjunction with the repayment in full of the indebtedness evidenced thereby or the transfer of such Pledged Securities in a transaction that is not prohibited by the Credit Agreement or any other Loan Document;

(d) except for restrictions and limitations imposed or expressly permitted by the Loan Documents (including restrictions and limitations imposed by the NBA Constitution (other than the NBA Agreements)) or securities laws generally, as of the date hereof, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that could reasonably be expected to prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) the Grantor (i) has the corporate, partnership, limited liability company or other requisite company power, as the case may be, and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than (x) the Lien created by this Agreement and (y) Liens expressly permitted under Section 5.09 of the Credit Agreement), however arising, of all Persons whomsoever, except in the case of clause (ii), where the failure to do so could not reasonably be expected to have a material adverse effect on the rights of the Secured Parties hereunder with respect to any Core Collateral;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge of the Pledged Collateral effected hereby (other than (i) such as have been obtained and are in full force and effect or (ii) where the failure to obtain such consent or approval could not reasonably be expected to have a material adverse effect on the rights of the Secured Parties hereunder with respect to any Core Collateral); and

(g) by virtue of the execution and delivery by the Grantor of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities (subject to any Liens expressly permitted under Section 5.09 of the Credit Agreement and the applicable terms of the other Loan Documents) as security for the payment and performance of the Secured Obligations.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests. (a) The Grantor acknowledges and agrees that (i) each interest in any limited liability company or limited partnership Controlled by the Grantor, pledged hereunder and represented by a certificate shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC and (ii) each such interest shall at all times hereafter be represented by a certificate.

(b) The Grantor further acknowledges and agrees that (i) each interest in any limited liability company or limited partnership Controlled by the Grantor, pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the New York UCC, and (ii) the Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless the Grantor provides prior written notification to the Collateral Agent of such election and immediately delivers any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations. Upon the occurrence and during the continuance of an Event of Default, subject to restrictions and limitations imposed by the NBA, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Grantor will promptly give to the Collateral Agent copies of any material notices or other material communications received by it with respect to Pledged Securities registered in the name of the Grantor. Upon the occurrence and during the continuance of an Event of Default, subject to restrictions and limitations imposed by the NBA, the Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 6.01(f) of the Credit Agreement, the Collateral Agent shall have notified the Grantor that its rights under this Section are being suspended:

(i) The Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose that does not violate the terms of this Agreement and the Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the security interest of the Collateral Agent or the other Secured Parties under this Agreement or the Loan Documents or the ability of the Secured Parties to exercise the same except in connection with a transfer or other disposition of the Pledged Collateral not prohibited by the Credit Agreement or any other Loan Document; provided further, that it is understood that actions taken by the Grantor in the conduct of its business affairs using its reasonable business judgment that affect the Pledged Collateral shall not be construed to adversely affect the rights inuring to a holder of any Pledged Collateral.

(ii) The Collateral Agent shall execute and deliver to the Grantor, or cause to be executed and delivered to the Grantor, all such proxies, powers of attorney and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the dividends, interest, principal and other distributions it is entitled to receive pursuant to subparagraph (iii) below.

(iii) The Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral; provided that (x) all Visual Media Revenues with respect to each League Visual Media Contract will at all times be deposited directly into the Collection Account and will be subject to the provisions of Section 3.06 hereof and (y) any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if such Pledged Collateral is received by the Grantor, shall not be commingled by the Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and, to the extent otherwise required by this Agreement, shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default and, other than in the case of an Event of Default under Section 6.01(f) of the Credit Agreement, after the Collateral Agent shall have notified the Grantor of the suspension of its rights under paragraph (a)(iii) of this Section 2.06, then all rights of the Grantor to dividends, interest, principal or other distributions that the Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by the Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. Promptly after all Events of Default have been cured or waived and the Grantor has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall repay to the Grantor (without interest) all dividends, interest, principal or other distributions that the Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default that, other than in the case of an Event of Default under Section 6.01(f) of the Credit Agreement, results in the Collateral Agent having notified the Grantor of the suspension of its rights under paragraph (a)(i) of this Section 2.06, then all rights of the Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantor to exercise such rights. After all Events of Default are no longer continuing, the Collateral Agent shall no longer have such right and authority to exercise such voting and consensual rights and powers (unless and until a subsequent Event of Default shall have occurred and be continuing) and the Grantor shall be entitled to exercise the voting and/or other consensual rights and powers described in paragraph (a)(i) above.

(d) Any notice given by the Collateral Agent to the Grantor suspending its rights under paragraph (a) of this Section 2.06 (i) may be given by telephone if promptly confirmed in writing and (ii) may suspend the rights of the Grantor under paragraph (a)(i) or paragraph

(a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”), in all of the Grantor’s right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)	all Accounts;

(ii)	all Deposit Accounts;

(iii)	all Documents;

(iv)	all General Intangibles;

(v)	the Collection Account;

(vi)	the Debt Service Account;

(vii)	any and all Visual Media Revenues and Distributable Visual Media Revenues in respect of any League Visual Media Contracts;

(viii)	the Local Visual Media Contracts and any and all Visual Media Revenues in respect thereof;

(ix)	all Membership Rights;

(x)	all Expansion Revenues;

(xi)	all Ticket Rights;

(xii)	all Employee Contracts;

(xiii)	all Instruments;

(xiv)	all Investment Property that shall arise from any investment from time to time in the Debt Service Account;

(xv)	all money market deposit accounts maintained with the Collateral Agent for the purpose of investing amounts deposited in the Collection Account and the Debt Service Account;

(xvi)	all books and records pertaining to any of the foregoing; and

(xvii)	to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given to the Grantor by any Person with respect to any of the foregoing;

in each case, except that the Article 9 Collateral shall not include (w) any Investment Property other than Investment Property pursuant to clause (xiv) above, (x) any property or assets to the extent such item (other than any item constituting Core Collateral) has been assigned, pledged or otherwise transferred by the Grantor to any Person (other than the Secured Parties) in a transaction that is not prohibited by the Credit Agreement or any other Loan Document, (y) any Commingled Assets, and (z) any United States “intent to use” trademark application or intent-to-use service mark application filed pursuant to Section 1(b) of the Lanham Act solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity of, or render void or voidable or result in the cancellation of the Grantor’s right, title or interest therein or any Trademark issued as a result of such application under applicable federal law, or any Trademark or other rights therein or thereto if the grant of a lien on or security interest in such Trademark would result in the cancellation or voiding of such Trademark or such rights.

This Agreement shall not constitute a grant of a security interest in any property or assets to the extent that, and for so long as, such grant of a security interest is prohibited by any requirement of law, rule or regulation, requires a consent not obtained of any Governmental Authority pursuant to any such law, rule or regulation, is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or assets or, in the case of Equity Interests in any Person that is not a Subsidiary of the Borrower, to the extent, and for so long as, such grant requires, pursuant to the constituent documents of such Person or any related joint venture, shareholder or similar agreement binding on any shareholder, partner or member of such Person, the consent of any governing body of or Persons (other than of the Borrower or any of its Affiliates) holding Equity Interests in such Person and such consent shall not have been obtained, except in each case to the extent that such requirement of law, rule or regulation or the term in such contract, license, agreement, instrument or other document or constituent documents, shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, rule or regulation.

(b) The Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction in the United States any initial financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organizational identification number issued to the Grantor. The Grantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office or agency in the United States) such documents as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by the Grantor, without the signature of the Grantor, and naming the Grantor as debtor and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of the Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02. Representations and Warranties. The Grantor represents and warrants to the Collateral Agent and the Secured Parties that:

(a) The Grantor has good and valid rights in or title to all Article 9 Collateral that is Core Collateral or is otherwise material to its business with respect to which it has purported to grant a Security Interest hereunder (except for minor defects in title that do not interfere with its ability to conduct its business as currently contemplated or to use such Article 9 Collateral for its intended purpose) and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval (i) that has been obtained or (ii) the failure of which to obtain could not reasonably be expected to have a material adverse effect on the rights of the Secured Parties hereunder with respect to any Core Collateral.

(b) To the extent that Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the schedules hereto for filing in each governmental, municipal or other office specified in Schedule 3 (or specified by notice from the Grantor to the Collateral Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.07 of the Credit Agreement and the applicable terms of the other Loan Documents), the filing of such financing statements or other appropriate filings, recordings or registrations in accordance therewith constitutes all the filings, recordings and registrations (other than filings required to be made with the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks, Copyrights and exclusive registered Copyright Licenses) that are necessary as of the Effective Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral to the extent in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions. A fully executed agreement in the form hereof (or, if acceptable to the Collateral Agent, a short form filing deemed appropriate by the Collateral Agent) and containing a description of all Article 9 Collateral consisting of United States Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending), United States registered Copyrights (and Copyrights for which United States registration applications are pending) and United States exclusive Copyright Licenses, in each case, that constitute Core Collateral, has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to perfect the security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all such Patents, Trademarks, Copyrights and exclusive Copyright Licenses to the extent which a security interest may be perfected by filing, recording or registering in the United States (or any political subdivision thereof) and its territories and possessions.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the completion of the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral to the extent in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral to the extent in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9

Collateral, other than Liens expressly permitted to be prior to the Security Interest pursuant to Section 5.09 of the Credit Agreement (including the rights of the NBA Entities set forth in the NBA Consent Letter and the NBA Constitution).

(d) The Grantor’s interest in the Article 9 Collateral is owned by the Grantor free and clear of any Lien, except for Liens expressly permitted pursuant to Section 5.09 of the Credit Agreement and the applicable terms of the other Loan Documents. The Grantor has neither filed nor consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which the Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which the Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 5.09 of the Credit Agreement and the applicable terms of the other Loan Documents and subject to the Grantor’s rights under Sections 3.03(h) and 3.03(i).

(e) The Grantor does not hold or have, nor has it had issued to it, a franchise certificate or membership certificate evidencing its Membership in the NBA.

SECTION 3.03. Covenants. (a) The Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its name, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains material books or records relating to the Article 9 Collateral owned by it or any office or facility at which any Article 9 Collateral owned by it that constitute or represent Core Collateral is located (including the establishment of any such new office or facility), (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization. To the extent the Grantor amends any of its organizational documents to reflect any of the changes described in the first sentence of this paragraph, the Grantor agrees to promptly provide the Collateral Agent with certified copies of such organizational documents. The Grantor agrees not to effect or permit any change referred to in the preceding sentence unless the Grantor shall have first provided the Collateral Agent with a reasonable opportunity to make any filings under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Article 9 Collateral to the extent provided herein.

(b) The Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices, and, at such time or times as the Collateral Agent may reasonably request (but not more often than one time each year unless an Event of Default is continuing), the Grantor shall promptly prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to the Collateral Agent showing the identity, amount and location of any and all Article 9 Collateral that is required to be scheduled under this Agreement.

(c) Each year, at the time of delivery of annual management accounts of the Borrower with respect to the preceding fiscal year pursuant to Section 5.02(c) of the Credit Agreement, the Grantor shall deliver to the Collateral Agent updated schedules hereto (other than Schedule 7A) setting forth the information required pursuant to the schedules hereto or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c). Each certificate delivered pursuant to this Section 3.03(c) shall identify in the format of Schedule 7 all United States Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending), United States registered Copyrights (and Copyrights for which United States registration applications are pending) and Licenses (to the extent that such Licenses grant to the Grantor any right to Intellectual Property owned by any third party and to the extent requested to be identified by the Collateral Agent in its reasonable discretion), in each case, that constitute Article 9 Collateral material to the Grantor’s business, in existence on the date thereof and not then listed on such Schedules or previously so identified to the Collateral Agent.

(d) The Grantor shall, at its own expense, take any and all actions necessary to defend its title to or interest in the Article 9 Collateral that represents Core Collateral against all Persons and to defend the Security Interest of the Collateral Agent in such Article 9 Collateral, and the priority thereof, against any Lien not expressly permitted pursuant to Section 5.09 of the Credit Agreement.

(e) The Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral (other than Eligible Investments) shall be or become evidenced by any promissory note or other instrument in a principal amount in excess of $5,000,000, such note or instrument shall be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent; provided that any such promissory note or other instrument shall be returned to the Grantor upon request by the Grantor in conjunction with repayment in full of the indebtedness evidenced thereby.

(f) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to Section 5.09 of the Credit Agreement and the applicable terms of the other Loan Documents, and may pay for the maintenance and preservation of the Article 9 Collateral, in each case to the extent the Grantor fails to do so as required by the Credit Agreement, any other Loan Document or this Agreement, and the Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing the Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of the Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the Loan Documents.

(g) The Grantor agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for the Grantor’s performance of or failure to perform any of the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof.

(h) The Grantor shall not make or permit to be made any collateral assignment, pledge or hypothecation of the Article 9 Collateral and shall not grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by Section 5.09 of the Credit Agreement. The Grantor shall not make or permit to be made any transfer of the Core Collateral, except (i) that subject to Section 4.02 hereof and the NBA Consent Letter (x) so long as no Cash Dominion Period is in effect, amounts in the Collection Account, and (y) amounts distributable to the Grantor out of the Debt Service Account in accordance with Section 2.19 of the Credit Agreement to the extent not required to fund Secured Obligations that, at the time of receipt are due and payable, in each case may be used and disbursed by the Grantor without restriction,

(ii) transfers of Visual Media Revenues, Distributable Visual Media Revenues or Expansion Revenues that constitute Core Collateral into the Collection Account or Debt Service Account, (iii) transfers of Pledged Stock in a transaction requested or approved by the NBA or pursuant to agreements with the NBA and the other holders of securities of such NBA Entity, and (iv) as permitted by Section 5.09 of the Credit Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, the Grantor (i) shall not be restricted in the exercise of any of its operative rights that constitute the Collateral (e.g., the sale or direct exploitation of visual media rights or advertising rights or, with the consent of the NBA, the license of such rights to a regional sports network in which the Grantor or one of its Affiliates has an ownership interest), (ii) may sell, dispose of or otherwise transfer Collateral that is not Core Collateral at any time and (iii) may make Restricted Payments to the extent permitted under Section 5.15 of the Credit Agreement.

(i) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Grantor may at any time and from time to time sell or otherwise transfer any Non-Core Collateral in any lawful manner in a transaction that is not prohibited by the Credit Agreement or any other Loan Document or the NBA Constitution. Simultaneously with any sale or other transfer by the Grantor of any Non-Core Collateral that is not prohibited by the Credit Agreement or any other Loan Document to any Person, or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 8.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released. No consent of the Collateral Agent or any Secured Party shall be required in connection with the disposition of any Non-Core Collateral in accordance with the provisions of this Section 3.03(i). In connection with any release pursuant to this Section 3.03(i), the Collateral Agent shall execute and deliver to the Grantor, at the Grantor’s expense, all documents that the Grantor shall reasonably request to evidence such release; any execution and delivery of documents pursuant to this sentence shall be without recourse to or warranty by the Collateral Agent.

(j) The Grantor shall promptly deliver to the Collateral Agent to hold as additional Collateral hereunder any franchise certificate or membership certificate evidencing its Membership.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Article 9 Collateral, the Grantor agrees, in each case at the Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If the Grantor shall at any time hold or acquire any Instruments constituting Article 9 Collateral having a principal amount in excess of $5,000,000 (other than Eligible Investments), the Grantor shall forthwith collaterally assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify; provided, that any promissory note or other instrument shall be returned to the Grantor upon request by the Grantor in conjunction with the repayment in full of the indebtedness evidenced thereby.

(b) Deposit Accounts. For each deposit account that the Grantor at any time opens or maintains, the Grantor shall, if requested by the Collateral Agent, at the direction of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, either (i) cause the depositary bank to agree to comply at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of the Grantor or any other Person, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the deposit account, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such deposit account. The Collateral Agent agrees with the Grantor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from the Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal would occur. The provisions of this paragraph shall not apply to (A) the Collection Account, the Debt Service Account or the Knicks Accounts (as defined in the NBA Consent Letter), (B) any deposit account for which the Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among the Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein and (C) any deposit account for which the Collateral Agent is the depositary bank unless otherwise requested by the Collateral Agent.

(c) Investment Property. Except to the extent otherwise provided in Article II, if the Grantor shall at any time hold or acquire any certificated securities representing an Equity Interest of any NBA Entity or any Subsidiary of the Grantor (other than an Excluded Subsidiary that has Non-Recourse Debt), in each case owned by the Grantor, the Grantor shall forthwith collaterally assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided, that any promissory note or other instrument shall be returned to the Grantor upon request by the Grantor in conjunction with the repayment in full of the indebtedness evidenced thereby.

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) The Grantor agrees that it will not, and will not authorize or knowingly permit any of its licensees to, do any act, or omit to do any act, whereby any Patent that is material to and then used in the conduct of the Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue, to the extent commercially reasonable and consistent with its past practice, to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its rights under applicable Law.

(b) The Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to and then used in the conduct of the Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain sufficient quality of products and services offered under such Trademark to maintain its rights in such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable Law and (iv) not knowingly use or authorize the use of such Trademark in violation of any third party rights.

(c) The Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, to the extent it continues to publish, reproduce, display, adopt and distribute such work, do so with an appropriate copyright notice as necessary and sufficient to establish and preserve its rights under applicable Laws.

(d) The Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to and then used in the conduct of its business will become abandoned, lost or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office) regarding the Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) The Grantor (either itself or through its licensees or sublicensees) will take commercially reasonable steps that it deems appropriate under the circumstances and that are consistent with the Grantor’s prior practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any office or agency in any political subdivision of the United States to maintain and pursue each registration and application for registration of the Patents, Trademarks and Copyrights that are material to and then used in the conduct of the Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with the Grantor’s business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

(f) In the event that the Grantor knows that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to and then used in the conduct of the Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party in any material respect, the Grantor shall, if consistent with the Grantor’s business judgment, take such actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(g) Upon and during the continuance of an Event of Default, the Grantor shall, upon the request of the Collateral Agent, use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all the Grantor’s right, title and interest thereunder to the Collateral Agent or its designee; provided, however, that in no event shall the Grantor be required to pay any money to obtain such consents.

SECTION 3.06. Collection Account. (a) The Grantor has established the Collection Account into which the Grantor Collections shall be deposited. All Grantor Collections will be transferred into the Collection Account (x) in the case of Visual Media Revenues in respect of any League Visual Media Contract, by the NBA or by the NBA Entity party to the relevant NBA Entity Direct Contract, as the case may be, and (y) in the case of any Local Pledged Revenue Receipts, by the Obligor under the applicable Local Visual Media Contract; provided, however, that, if for any reason the Grantor shall receive any Grantor Collections that have not been transferred into the Collection Account, the Grantor agrees to promptly deposit such Grantor Collections into the Collection Account, and until they are so deposited such payments shall be held in trust by the Grantor for the Collateral Agent.

(b) The Grantor shall ensure that at all times after the Effective Date the depositary bank where the Collection Account is maintained shall have entered into a Control Agreement with respect to the Collection Account. The Control Agreement shall provide, among other things, that such depositary bank agrees, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent to (i) follow instructions originated by the Collateral Agent directing disposition of the funds in the Collection Account without further consent by the Grantor and (ii) cease complying with instructions concerning the Collection Accounts and funds on deposit therein originated by the Grantor or its representatives. Subject to the NBA Consent Letter and Section 4.02 hereof, the Collateral Agent agrees with the Grantor that the

Activation Notice may be given by the Collateral Agent at any time that the Collateral Agent determines that a Cash Dominion Period has commenced and is continuing, and shall be given by the Collateral Agent at the written direction of the Required Lenders during any Cash Dominion Period).

(c) Without the prior written consent of the Collateral Agent, the Grantor shall not, in any manner adverse to the Secured Parties, change the instructions given to the NBA pursuant to the NBA Consent Letter in respect of the payment of Grantor Collections constituting Visual Media Revenues in respect of League Visual Media Contracts directly into the Collection Account.

(d) Subject to the terms of the NBA Consent Letter and Sections 4.02(c) and 4.02(d) hereof, if (i) at any time the amount in the Debt Service Account is less than the Debt Service Reserve Amount or (ii) during any Labor Contingency Interest Reserve Period, the amount in the Debt Service Account is less than the Labor Contingency Interest Reserve Amount, the Collateral Agent is hereby authorized and directed by the Grantor to utilize any funds in the Collection Account to fund any amounts required to be funded by the Grantor in the Debt Service Account pursuant to Section 2.19 of the Credit Agreement without the necessity of any further approval or authorization of the Grantor.

(e) Without the prior written consent of the Collateral Agent, the Grantor shall not modify or amend the instructions pursuant to any Control Agreement or close or amend the terms of the Collection Account.

SECTION 3.07. Debt Service Account. (a) The Grantor has established, for the benefit of the Secured Parties, the Debt Service Account into which the Debt Service Reserve Amount, the Labor Contingency Reserve Amount and any other amounts required to be deposited therein by the Grantor pursuant to Section 2.19 of the Credit Agreement shall be deposited. The Debt Service Account is, and shall remain, under the sole dominion and control of the Collateral Agent.

(b) Subject to the NBA Consent Letter, whenever any amount of principal of or interest on any Loans under the Credit Agreement, or any other amounts owed by the Grantor are due and payable under the Credit Agreement, unless such principal, interest or other amount is paid when due by the Grantor, the Collateral Agent shall, and is hereby authorized and directed by the Grantor to, utilize any funds then in the Debt Service Account to make payment of such principal, interest or other amount (and to convert any Eligible Investments in any such account to cash for purposes of making any such payment), in each case without the necessity of any further approval or authorization of the Grantor. The Collateral Agent shall promptly notify the Grantor of any such payment effected pursuant to the immediately preceding sentence.

(c) The Collateral Agent shall, at the direction of the Grantor and at the Grantor’s sole risk and expense, invest any deposits held in the Debt Service Account in Eligible Investments (other than money market deposit accounts) as determined by the Grantor in its sole discretion. In the absence of any written direction from the Grantor, the Collateral Agent shall invest amounts held in the Debt Service Account in a demand deposit account administered by, and maintained with and in the name of, the Collateral Agent. Any profits or other amounts earned on such Eligible Investments shall be for the account of the Grantor, and shall, in the absence of an Event of Default, be distributed to the Grantor upon request. The Collateral Agent shall, and is hereby authorized and directed by the Grantor to, liquidate any such investments to provide cash funds as and when required, after application of all other cash in such accounts, to make any payments required pursuant to clause (b) above or Section 2.19 of the Credit Agreement.

(d) The Collateral Agent shall also release funds in the Debt Service Reserve Amount to the extent permitted under the Credit Agreement, including releasing funds to the Grantor as provided in Section 2.19 of the Credit Agreement.

SECTION 3.08. Exclusions. Notwithstanding anything to the contrary herein, upon the written request of the Grantor, the Collateral Agent shall have the right, without the consent or approval of any other Secured Party, to exclude from the creation, perfection or delivery requirements of this Agreement any asset or right of the Grantor (other than any asset or right of such Grantor that represents or constitutes Core Collateral) with a value (as determined by the Collateral Agent in its reasonable discretion) not in excess of $10,000,000, if the Collateral Agent from time to time determines, in its reasonable discretion, that the cost or burden of creating or perfecting a security interest in (or delivering to the Collateral Agent) such assets or rights would be excessive in view of the benefits that would be provided to the Secured Parties as a result thereof.

ARTICLE IV

Remedies

SECTION 4.01. Remedies upon Default. (a) Upon the occurrence and during the continuance of an Event of Default, the Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times, in addition to any other rights provided in the NBA Consent Letter, in each case subject to the terms of the NBA Consent Letter: (i) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the Grantor to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), (ii) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises owned or leased by the Grantor where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law and (iii) subject to the NBA Consent Letter and Section 4.02 hereof, with regard to each of the Collection Account and the Debt Service Account, to give notice to the depository institution of the occurrence of an Event of Default whereupon further payments or withdrawals from such account shall be made only with the consent, and at the direction of, the Collateral Agent (on behalf of the Secured Parties) for application in accordance with Section 4.02 below. Without limiting the generality of the foregoing, the Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the Grantor 10 days’ written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from the Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

The Required Lenders and the Collateral Agent will at all times have the exclusive right to exercise any right or remedy with respect to the Collateral after the occurrence of an Event of Default and shall have the exclusive right to determine the specific Collateral that is the subject of any such right or remedy and to direct the time, method and place for exercising any such right or remedy or conducting any proceeding with respect thereto. The Collateral Agent shall not be required to exercise any right or remedy with respect to the Collateral or any portion thereof except at the direction of or with the consent of the Required Lenders and will be fully protected in acting or refraining from acting in any manner so directed or consented to by the Required Lenders and will have no liability to any Secured Party for any action or failure to act which is in accordance with any such direction or consent.

SECTION 4.02. Application of Proceeds. (a) Subject to the terms of the NBA Consent Letter, the Collateral Agent shall, after and during the continuance of a Foreclosure Event, apply the proceeds of any collection or sale of Collateral, including any such proceeds consisting of cash (other than the Grantor’s right, title and interest in (x) the Debt Service Account, including any cash therein, which shall be applied in accordance with Section 4.02(b) below and (y) the Collection Account, including any cash therein, which shall be applied in accordance with Section 4.02(c) and Section 4.02(d) below), as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any Loan Document on behalf of the Grantor and any other costs or expenses incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Loan Document (collectively “Collateral Agent Costs”);

SECOND, to the extent a written request therefor has theretofore been made by the NBA to the Collateral Agent, to the NBA Obligations,

THIRD, to the payment in full of the Credit Agreement Obligations (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of the Credit Agreement Obligations owed to them on the date of any such distribution);

FOURTH, to the payment in full of any Swaps Obligations to the extent permitted under the NBA Consent Letter; and

FIFTH, to the Grantor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(b) The Collateral Agent shall, after and during the continuance of a Foreclosure Event, apply the proceeds of any collection or sale of the Grantor’s right, title and interest in the Debt Service Account, including any cash therein, as follows:

FIRST, to the payment of all Collateral Agent Costs;

SECOND, to the payment in full of the Credit Agreement Obligations (the amounts so applied to be distributed among the Secured Parties to which the Credit Agreement Obligations are owed pro rata in accordance with the amounts of the Credit Agreement Obligations owed to them on the date of any such distribution);

THIRD, for the payment in full of any outstanding NBA Obligations; and

FOURTH, to the Grantor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct;

provided that, any replenishment of funds or other contributions or deposits in respect of such Debt Service Account from the Collection Account shall be subject to Sections 4.02(c) and 4.02(d) below.

(c) The Collateral Agent shall, prior to the occurrence of a Foreclosure Event, apply the proceeds of any collection or sale of the Grantor’s right, title and interest in the Collection Account, including any cash therein, as follows:

FIRST, for the payment in full of any outstanding NBA Obligations;

SECOND, to the extent required by the NBA in its sole discretion, to the maintenance of a reserve of funds in an amount equal to those NBA Obligations reasonably projected by the NBA (following consultation with the Grantor) to be due in the subsequent two (2) month period;

THIRD, for the prepayment of Borrowings pursuant to Section 2.08(b) of the Credit Agreement to eliminate any excess of the Aggregate Exposure over the Aggregate Commitment as a result of any reduction in the Commitments pursuant to Section 2.06(c) or 2.06(d) of the Credit Agreement;

FOURTH, to replenish or otherwise make contributions or deposits in respect of the Debt Service Account as required by Section 2.19 of the Credit Agreement; and

FIFTH, as may be reasonably directed by the Grantor.

(d) The Collateral Agent shall, after and during the continuance of a Foreclosure Event, apply the proceeds of any collection or sale of the Grantor’s right, title and interest in the Collection Account, including any cash therein, as follows:

FIRST, for the payment in full of any outstanding NBA Obligations;

SECOND, to the payment of all Collateral Agent Costs;

THIRD, to the payment in full of the Credit Agreement Obligations in respect of interest and fees (and not principal) (the amounts so applied to be distributed among the Secured Parties to which the Credit Agreement Obligations are owed pro rata in accordance with the amounts of the Credit Agreement Obligations owed to them on the date of any such distribution); and

FOURTH, to the maintenance of a reserve of funds in an amount equal to those NBA Obligations reasonably projected by the NBA (following consultation with the Grantor) to be due in the subsequent six (6) month period.

All remaining funds shall remain in the Collection Account for future application in accordance with this Section 4.02.

(e) The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise its rights and remedies under this Article, upon the occurrence of an Event of Default, subject to the terms of the NBA Consent Letter, the Grantor hereby grants to the Collateral Agent a non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property owned by the Grantor, wherever such Article 9 Collateral may be located, and including in such license reasonable access to all media in which any of the licensed items are recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case, solely to the extent the Grantor has the right to grant the Collateral Agent such rights. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license or sublicense entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantor notwithstanding any subsequent cure of an Event of Default.

SECTION 4.04. Securities Act, etc. In view of the position of the Grantor in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. The Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. The Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. The Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its reasonable discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. The Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its reasonable discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells any Pledged Collateral.

SECTION 4.05. Remedies Subject to NBA Consent Letter. Notwithstanding the foregoing provisions of this Article IV or any of the other provisions hereof or of any other Loan Document, it is acknowledged and agreed that (a) the exercise by the Collateral Agent or any Secured Party (whether through the Collateral Agent or otherwise) of any rights or remedies hereunder or of any other Loan Document will be made in accordance with, and subject to, the terms of the NBA Consent Letter, the terms, conditions and provisions of which each of the Grantor, the Collateral Agent and each Secured Party has accepted as reasonable and appropriate, (b) each of the provisions of this Agreement and the other Loan Documents shall be subject to the terms of the NBA Consent Letter and (c) in the event of any conflict between the terms of the NBA Consent Letter, on the one hand, and the terms of this Agreement or of any other Loan Document, on the other hand, the terms of the NBA Consent Letter will control. Each Secured Party shall be deemed irrevocably to authorize the Collateral Agent to execute, deliver and perform on its behalf the (i) NBA Consent Letter and (ii) all amendments, modifications, extensions, waivers, other acts in connection with the NBA Consent Letter if the Collateral Agent determines, in its reasonable discretion, that any such amendment, modification, extension, waiver or other act in connection with the NBA Consent Letter is not material and will not adversely affect the rights of the Secured Parties.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Grantor, to it at New York Knicks, LLC, c/o The Madison Square Garden Company, Two Pennsylvania Plaza, New York, NY 10021, Attention of <General Counsel> <Treasurer> (E-mail: [•]; Facsimile No. [•]); and

(ii) if to the Collateral Agent, to JPMorgan Chase Bank, N.A., Ops 2, Floor 3, 500 Stanton Christiana Rd, Newark, DE 19713, Attention of Eugene Tull (Facsimile No. (302) 634-5881) with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of Thomas J. Cox (Facsimile No. (646) 534-0696)].

(b) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 5.02. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of the Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on any collateral (other than the Collateral), or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Secured Obligations or this Agreement (other than the payment in full of the Secured Obligations).

SECTION 5.03. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantor in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the Collateral Agent and the Secured Parties, and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by the Collateral Agent or any other Secured Party or on its behalf and notwithstanding that the Collateral Agent may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended under the applicable Loan Document, and shall continue in full force and effect until this Agreement shall terminate in accordance with Section 5.15(a).

SECTION 5.04. Binding Effect; Several Agreement. This Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their permitted successors and assigns, and shall inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their successors and assigns, except that the Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Article 9 Collateral or Pledged Collateral (and any such assignment or transfer shall be void) except as expressly permitted by this Agreement or the Credit Agreement.

SECTION 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.06. Collateral Agent’s Fees and Expenses; Indemnification. (a) The Grantor shall pay all reasonable out-of-pocket expenses incurred by the Collateral Agent and its Affiliates, including the reasonable fees, disbursements and other charges of counsel, in connection with the negotiation, preparation, execution, delivery, administration, amendment, waiver or modification of this Agreement. In addition, the Grantor shall pay all out-of-pocket expenses incurred by the Collateral Agent, including the fees, disbursements and other charges of counsel, in connection with documentary taxes and the enforcement or protection of its rights in connection with the Facility, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations.

(b) Without limitation of its indemnification obligations under any of the Loan Documents, the Grantor agrees to indemnify the Collateral Agent, the NBA and each of their Related Parties (each such Person being called a “Collateral Indemnitee”) against, and hold each Collateral Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, disbursements and other charges of any counsel for any Collateral Indemnitee, incurred by or asserted against any Collateral Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any actual or threatened claim, litigation, investigation or proceeding relating to this Agreement, or to the Collateral, regardless of whether any Collateral Indemnitee is a party hereto; provided that such indemnity shall not, as to any Collateral Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Collateral Indemnitee or any of its Related Parties. At such time as any Collateral Indemnitee shall have received written notice of the formal commencement of any claim, litigation, investigation or proceeding referred to in the immediately preceding sentence, such Collateral Indemnitee shall give notice of such formal commencement to the Grantor (it being understood that the failure to give such notice shall not affect the indemnification rights of such Collateral Indemnitee pursuant to this paragraph).

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any of the Loan Documents, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any of the Loan Documents, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable not later than 30 days after written demand therefor.

SECTION 5.07. The Collateral Agent; Collateral Agent Appointed Attorney-in-Fact; Notifications. (a) Each of the Secured Parties hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Security Documents, together with such actions and powers as are reasonably incidental hereto and thereto. THE COLLATERAL AGENT HAS CONSENTED TO SERVE AS COLLATERAL AGENT HEREUNDER ON THE EXPRESS UNDERSTANDING, AND THE SECURED PARTIES, BY ACCEPTING THE BENEFITS OF THIS AGREEMENT, SHALL BE DEEMED TO HAVE AGREED, THAT THE COLLATERAL AGENT SHALL HAVE NO DUTY AND SHALL OWE NO OBLIGATION OR RESPONSIBILITY (FIDUCIARY OR OTHERWISE), REGARDLESS OF WHETHER ANY “EVENT OF DEFAULT” OR EQUIVALENT EVENT HAS OCCURRED AND IS CONTINUING, TO THE SECURED PARTIES, OTHER THAN THE DUTY TO PERFORM ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS IN ACCORDANCE WITH THEIR RESPECTIVE TERMS, SUBJECT IN ALL EVENTS TO THE PROVISIONS OF THIS AGREEMENT LIMITING THE RESPONSIBILITY OR LIABILITY OF THE COLLATERAL AGENT HEREUNDER.

The bank serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Grantor or any Affiliate thereof as if it were not the Collateral Agent hereunder. The bank serving as the Collateral Agent hereunder shall at all times be the same Person as the bank serving as the Agent under the Credit Agreement.

The Collateral Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or any other “default” or equivalent event under any Loan Document has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Security Documents that the Collateral Agent is required to exercise in writing as directed by the Required Lenders and (c) except as expressly set forth in this Agreement and the other Security Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Grantor or any Affiliate thereof that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or wilful misconduct. The Collateral Agent shall be deemed not to have knowledge or notice of any Event of Default or any other “default” or equivalent event under any Loan Document unless and until written notice thereof is given to the Agent by the Grantor or any Secured Party, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with independent legal counsel (who may be independent counsel for the Grantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent; provided that if such sub-agent is not an Affiliate of the Collateral Agent, such appointment has been approved by the NBA (such approval not to be unreasonably withheld, conditioned or delayed). The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities provided for herein as well as activities as Collateral Agent.

Subject to the appointment and acceptance of a successor to the Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Grantor, the NBA and the Secured Parties. Upon any such resignation, the Required Lenders shall have the right, with the consent of the NBA (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no successor Collateral Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, and with the consent of the NBA, appoint a successor Agent which shall be a bank with an office in the continental United States. Upon the acceptance of its appointment as Collateral Agent hereunder and as Agent under the Credit Agreement by a successor, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring

Collateral Agent shall be discharged from its duties and obligations hereunder. After the Collateral Agent’s resignation hereunder, the provisions of this Section 5.07 and Section 5.06 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

Each Lender severally agrees (i) to reimburse the Collateral Agent, on demand, in the amount of its pro rata share (based on the proportion that the amount of the Credit Agreement Obligations held by it bears to the amount of all Credit Agreement Obligations) for any expenses referred to in this Agreement and/or any other expenses incurred by the Collateral Agent and its Affiliates in connection with its role as Collateral Agent or the enforcement or protection of the rights of the Collateral Agent and the Secured Parties which shall not have been paid or reimbursed by the Grantor or paid from the proceeds of the Collateral as provided herein and (ii) to indemnify the Collateral Agent and its Related Parties against, and hold such Persons harmless from, on demand, in the amount of such pro rata share any and all losses, claims, damages, liabilities and related expenses referred to in this Agreement and/or incurred by the Collateral Agent and its Related Parties in connection with its role as Collateral Agent or the enforcement or protection of the rights of the Collateral Agent and the Secured Parties, to the extent that the same shall not have been reimbursed by the Grantor or paid from the proceeds of the Collateral as provided herein; provided that, in each case, such indemnity shall not, as to any such Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Persons.

If the Collateral Agent shall have requested instructions from the Secured Parties and the Required Lenders shall not have responded to such request within the time period specified by the Collateral Agent in such request (which shall be a minimum of ten Business Days), the Collateral Agent shall be authorized to take, but shall not be required to take and shall have no liability for failing to take, such actions as the Collateral Agent in good faith believes to be reasonably required to promote and protect the interests of all the Secured Parties and to maximize both the value of the Collateral and the present value of the recovery by the Secured Parties on the Secured Obligations and shall give the Secured Parties notice of such action; provided that once instructions from the Required Lenders have been received by the Collateral Agent, the actions of the Collateral Agent shall be governed thereby. To the extent the exercise of the rights, powers and remedies of the Collateral Agent in accordance with this Agreement or any of the other Security Documents requires that any action be taken by any Secured Party, such Secured Party shall take such action to cooperate with the Collateral Agent to ensure that the rights, powers and remedies of all Secured Parties are exercised in full.

(b) The Grantor hereby appoints the Collateral Agent the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of the Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (iii) to sign the name of the Grantor on any invoice or bill of lading relating to any of the Collateral; (iv) to send verifications of Accounts Receivable to any Account Debtor; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (vii) to notify, or to require the Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (vii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes, in each case in a manner not inconsistent with the terms of this Agreement, the other Loan Documents or the NBA Consent Letter; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

SECTION 5.08. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.09. Waivers; Amendment. (a) No failure or delay by the Collateral Agent in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Collateral Agent may have had notice or knowledge of such Event of Default at the time. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor, and consented to by the Required Lenders; provided, however, that (i) such consent may be given by the Collateral Agent on behalf of the Lenders pursuant to clause (ii) of the last sentence of Section 8.02(b) of the Credit Agreement, (ii) no waiver, amendment or modification shall affect the application of proceeds of Collateral under Section 4.02 in a manner adverse to the holders of the NBA Obligations or any other provision expressly for the benefit of such holders unless consented to by the NBA and (iii) the Collateral Agent may, acting in its reasonable discretion on behalf of the Secured Parties, enter into waivers, amendments and modifications hereof (w) to correct any inconsistency, defect or ambiguity in this Agreement, (x) dealing with administrative or ministerial matters that have no material substantive effect, (y) to better assure, convey and confirm the pledge of the Collateral or (z) that would not adversely affect the rights or interests of the Lenders or the creation, priority or perfection of the security interests hereunder where the effect or value of such waiver, amendment or modification, to the extent it can be quantified, is less than $10,000,000 (as determined by the Collateral Agent in its reasonable discretion).

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.11. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.12. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 5.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.15. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all the Credit Agreement Obligations have been indefeasibly paid in full (other than inchoate indemnity obligations) and no Lender has any further commitment to make Loans under the Credit Agreement.

(b) Upon any sale or other transfer by the Grantor of any Collateral that is not prohibited by the Credit Agreement or any other Loan Document to any Person that is not the Grantor, or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 8.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(c) In connection with any termination or release pursuant to paragraph (a) or (b), the Collateral Agent shall execute and deliver to the Grantor at the Grantor’s expense, all documents that the Grantor shall reasonably request to evidence such termination or release and return to the Grantor any Collateral in its possession that is the subject of such termination or release, including an assignment back to the Grantor of any Article 9 Collateral consisting of Intellectual Property that the Collateral Agent may have assigned to itself pursuant to Section 4.01(a)(i), subject to any license or sublicenses that the Collateral Agent may have granted pursuant to Section 4.03. Any execution and delivery of documents pursuant to this Section 5.15 shall be without recourse to or warranty by the Collateral Agent.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NEW YORK KNICKS, LLC,

by	/s/ Robert J. Lynn
	Name:	Robert J. Lynn
	Title:	Senior Vice President, Treasurer

JPMORGAN CHASE BANK, N.A., AS COLLATERAL AGENT,

by	/s/ Philip Mousin
	Name:	Philip Mousin, Executive Director
	Title:	Authorized Officer